EXHIBIT 10.2


                            AMENDMENT AND SUPPLEMENT


         This letter, dated August 31, 2001, shall serve as an amendment and supplement to the agreement, dated as of August 1, 2001 by and among BlueStone Capital Corp. ("BlueStone") and HealthStar Corp., on the one hand, and Shochet Securities, Inc. ("Shochet") and Shochet Holding Corp. ("Shochet Holding"), on the other hand ("Agreement"). Capitalized terms used herein have the meanings ascribed to them in the Agreement.

         By their execution of this letter, the undersigned parties agree as follows:

        1. At Closing, BlueStone shall not be obligated to accept any Account listed on Schedule A hereto unless all amounts debited against or owed on such Account have been eliminated prior to Closing through payment by the account holder or write off by Shochet (i.e., an assumption of liability by Shochet to BNY Clearing Services LLC ("BNY")). With respect to any amounts written down by Shochet, Shochet shall retain the right to seek payment of such amounts from the applicable account holder. Shochet shall indemnify and hold harmless BlueStone for any such debit balance in the event BNY seeks to recover same from BlueStone.

        2.      In addition to any other persons hired by BlueStone under
Section 3.1 of the Agreement, at Closing, BlueStone shall offer employment to the persons set forth on Schedule B hereto ("Scheduled Persons"). Each such Scheduled Person shall be employed at will by BlueStone. In the event that any such Scheduled Person is terminated on or prior to October 15, 2001, Shochet shall make severance payments to such Scheduled Person in accordance with its currently existing severance policies.

        3. Immediately following the Closing, Shochet Holding and Shochet shall have the right ("Occupation Right") to occupy the 395 square feet of space currently occupied by the current accounting operations of Shochet at 433 Plaza Real, Suite 235, Boca Raton, Florida ("Space"). The Occupation Right shall be for a term of three months and then on a month-to-month basis thereafter terminable upon 30 days prior written notice. Shochet Holding shall pay BlueStone a monthly occupation fee of $825 for each month the Space is occupied by Shochet Holding and/or Shochet, payable in advance on the first day of each month. Shochet Holding and Shochet acknowledge that they shall have only those rights to the Space that are held by BlueStone and which may be legally afforded by BlueStone to Shochet Holding and Shochet Securities. BlueStone makes no representations to its rights to permit Shochet Holding or Shochet to occupy the Space.

        4. Shochet Holding shall be entitled to retain all ownership rights with respect to the equipment listed on Schedule C hereto ("Shochet Holding Equipment"), which equipment is currently located in the Space. At such time as



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Shochet Holding and Shochet vacate the Space, such parties shall be entitled to retain physical possession of the Shochet Holding Equipment and shall promptly remove the Shochet Holding Equipment from the Space.

        5. Section 2.1 of the Agreement is hereby amended in its entirety to provide as follows:

                "2.1. At the Closing, Shochet will transfer all of its right, title and interest in the Accounts. All customer and operational files, including customer account agreements, including, without limitation, arbitration agreements, option agreements and margin agreements, relating to the accounts, shall be retained by Shochet; provided, however, that BlueStone shall be entitled to access to any and all such files for inspection and/or copying (including bulk copying) during regular business hours upon reasonable notice to Shochet. Shochet shall not destroy or dispose of any such files without the prior written consent of BlueStone. In the event that BlueStone requires access to or copies of any such files in connection with an audit by any regulatory authority, Shochet shall accommodate BlueStone in order to enable it to comply with such audit, without material interference with Shochet's operations. Shochet will cause BNY Clearing Services LLC to effect an electronic, negative transfer of the Accounts to BlueStone on a tape-to-tape basis."

        6. The parties shall cooperate following Closing to calculate accurate and equitable allocations of all amounts payable with respect to the transferred assets, such as rents and utilities, and shall promptly remit to the others the monies reflected in such allocations.

        7. Shochet has not obtained any of the Landlord Documents defined in Section 5 and required under Section 25 of the Agreement, except for the Loan Documents relating to the office space set forth on Schedule D hereto. Therefore, notwithstanding Section 5.1 of the Agreement, with respect to the Shochet Leases for the properties where Shochet Persons operate or conduct retail or institutional brokerage business for which Landlord Documents have not yet been obtained, as of the Closing, Shochet shall not assign to BlueStone, and BlueStone shall not assume the obligations of Shochet under, the Shochet Leases; provided, however, that Shochet agrees to permit BlueStone to use the properties under such Shochet Leases and BlueStone agrees to pay the monthly rental payments provided for under the Shochet Leases directly to the lessor for as long as BlueStone occupies such property in accordance with Section 5.1 of the Agreement. BlueStone will send confirmation to Shochet of each payment sent by BlueStone to the lessor within five (5) business days of each such payment. If and when Shochet obtains the Landlord Documents for the remaining Shochet Leases, then such Shochet Lease or Shochet Leases shall, if requested by BlueStone, be assigned and assumed by BlueStone.


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        8.      Section 5.4 of the Agreement is hereby deleted. Notwithstanding the foregoing, at the Closing, BlueStone shall pay to Shochet an amount equal to the security deposits held by the landlords of the properties set forth on Schedule D in the amount set forth on Schedule D. In addition, in the event Shochet obtains all of the Landlord Documents relating to any of the other Shochet Leases after the Closing and BlueStone elects to occupy such property, BlueStone shall remit to Shochet an amount equal to the security deposit for such property.

        9. Notwithstanding Section 5.2 of the Agreement, with respect to the Shochet Equipment Leases for the equipment located at Shochet's offices, Shochet shall not assign to BlueStone, and BlueStone shall not assume the obligations of Shochet under, the Shochet Equipment Leases; provided, however, that Shochet agrees to permit BlueStone to use the equipment under the Shochet Equipment Leases and BlueStone agrees to pay the monthly rental payments provided for under the Shochet Equipment Leases directly to the lessor of the equipment for the duration of the present terms of each of the Shochet Equipment Leases. BlueStone will send confirmation to Shochet of each payment sent by BlueStone to the equipment lessor within five (5) business days of each such payment.

        10. Shochet and Shochet Holding, as applicable, shall deliver to BlueStone, within 10 days of the Closing, all forms to be submitted to Network Solutions, completed in all respects with respect to information to be provided by Shochet and/or Shochet Holding, as necessary to cause the transfer of the domain name "Shochet.com." Shochet shall also cooperate and assist BlueStone in obtaining on a timely basis copies of all of Shochet's intellectual property files relating to the intellectual property being transferred under the terms of the Agreement from James & Franklin LLP, Shochet's intellectual property counsel of record.

        11. Except as amended or supplement hereby, the provisions of the Agreement shall remain in full force and effect.










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                                       BLUESTONE CAPITAL CORP.

                                           /s/ William G. Walters
                                       By:______________________________


                                       HEALTHSTAR CORP.

                                          /s/ Zirk Engelbrecht
                                       By:_____________________________


                                       SHOCHET SECURITIES, INC.

                                          /s/ Roger Gladstone
                                       By:____________________________


                                       SHOCHET HOLDING CORP.

                                          /s/ Roger Gladstone
                                       By:___________________________








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